Exhibit 10.24

FLUIDIGM CORPORATION and 454 LIFE SCIENCES, A ROCHE COMPANY CO-PROMOTION AGREEMENT
Fluidigm Corporation	454 Life Sciences
7000 Shoreline Court, Suite 100,	20 Commercial Street
South San Francisco,	Branford
CA 94080 USA	CT 06405 USA
Tel: (650) 266 6000	Tel: (203) 871 2300

This Co-Promotion Agreement (the “Agreement”) is made this     20th   day of May, 2010, by and between 454 LIFE SCIENCES CORPORATION, A ROCHE COMPANY (“454 Life Sciences”), a Delaware corporation , and     Fluidigm Corporation   (“Fluidigm”), both with their principal offices located at the addresses set forth above. 454 Life Sciences and Fluidigm are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

PRELIMINARY STATEMENTS

A.        454 Life Sciences is engaged in the business of manufacturing, marketing and selling medical products, including GS FLX System and GS Junior System, which is more specifically described in the Product Description contained in Exhibit A (hereinafter referred to as “454 Life Sciences Product”).

B.        Fluidigm is engaged in the business of manufacturing, marketing and selling medical products, including Access Array System, which is more specifically described in the Product Description contained in Exhibit B (hereinafter referred to as “Access Array System”).

C.        454 Life Sciences wishes to promote the Access Array System and Fluidigm wishes to promote 454 Life Sciences Product(s), both independently and in combination.

D.        The Parties desire to enter into this Agreement in order to establish the terms of this co-promotion arrangement between the Parties.

DEFINITIONS

“Affiliate” –  shall mean a) an organization, which directly or indirectly controls a Party to this Agreement; b) an organization, which is directly or indirectly controlled by a Party to this Agreement; c) an organization, which is controlled, directly or indirectly, by the ultimate parent company of a Party. Control as per a) to c) is defined as owning more than fifty percent of the voting stock of a company or having otherwise the power to govern the financial and the operating policies to appoint the management or to appoint the management of an organization. With respect to ROCHE the term “ Affiliate” shall not include Chugai Pharmaceutical Co. Ltd., 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku Tokyo, 103-8324, Japan (“Chugai”), unless ROCHE opts for such inclusion of Chugai by giving written notice to Fluidigm.

“Applicable Laws” means all applicable common law, statutes, ordinances, rules, regulations, codes, requirements, laws or orders of any Governmental Authority, including Regulatory Laws.

“Confidential Information” – any and all of the following information of 454 Life Sciences (and/or its Affiliates) or Fluidigm (each, a “Disclosing Party”) that may be hereafter disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by such Disclosing Party to the other Party (the “Receiving Party”): (a) all information that is a trade secret under applicable trade secret law or other legal requirement; (b) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures; (c) all information concerning the business and affairs of the Disclosing Party (and/or its Affiliates) (which includes historical and current financial statements, financial projections and budgets, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and (d) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing. For purposes of this Agreement, “454 Life Sciences Confidential Information” shall mean Confidential Information that is disclosed by 454 Life Sciences to Fluidigm, and “Fluidigm Confidential Information” shall mean Confidential Information that is disclosed by Fluidigm to 454 Life Sciences.

“Effective Date” shall mean the date appearing in the first paragraph of this Agreement.

“Governmental Authority” means all agencies, commissions, officials, courts and other governmental and regulatory authorities and instrumentalities of the United States and any other countries in which the Products are manufactured, marketed, sold, tested, investigated or regulated, and all states or other political subdivisions thereof and supranational bodies applicable thereto.

“Manufacturer” means a manufacturer, remanufacturer, repackager and/or relabeler of a product, and/or a person who initiates specifications for a product that is manufactured by a second party.

“Manufacturing Processes” means the methods, processes, materials (including, without limitation, raw materials and manufacturing materials), controls and facilities (including, without limitation, the equipment and equipment location) used in the manufacturing operations to produce the Product(s), including without limitation, the design, manufacture, packaging, labeling, handling, storage, distribution, installation and servicing of the Product(s), as applicable, given the nature of the Product.

“Recall” means the removal or correction (including repair, modification, adjustment, relabeling, destruction, or inspection) of a marketed product.

“Regulatory Authority” means with respect to any country or jurisdiction, any Governmental Authority involved in granting approval of or regulating the investigation, manufacture, distribution, marketing, sale, pricing or reimbursement of the Products in that country or jurisdiction, including the FDA in the United States.

“Regulatory Laws” means all Applicable Laws governing (i) marketing approval or clearance, import, export, testing, investigation, design, manufacture, packaging, labeling, handling, storage, distribution, installation, servicing, marketing, or sale; (ii) recordkeeping and reporting; (iii) Recalls; or (iv) similar regulatory matters, with respect to the Products.

“Term” means the term of the Agreement as set forth herein.

TERMS

NOW, THEREFORE, in consideration of the foregoing premises and the covenants set forth in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, desiring to be legally bound, agree as follows:

1.	Roles. For purposes of this Agreement, the Parties shall have the following roles:

(a)	454 Life Sciences or one of its Affiliates is the manufacturer of the 454 Life Sciences Product(s). 454 Life Sciences is a promoter of the Access Array System and shall have the right to promote the Access Array System pursuant to the terms and conditions herein.

(b)	Fluidigm is the manufacturer of the Access Array System. Fluidigm is a promoter of the 454 Life Sciences Products and shall have the right to promote the 454 Life Sciences Products pursuant to the terms and conditions herein.

(c)	In no instance shall either Party promote the Products as a system that would require clearance or approval by the FDA.

(d)	Each Party may, in its discretion, undertake activities such as: (1) Providing general customer input, feedback, or information to the other Party at the other Party’s request without initiating specifications for a device; or (2) providing an output specification for an existing, legally marketed medical device in response to the other Party’s unsolicited request for such information. However, nothing in this Agreement shall be deemed to obligate either Party to undertake any activity that could reasonably result in that Party being deemed a Manufacturer under the Regulatory Laws of the other Party’s product(s).

(e)	Both Parties agree to promote products as per Exhibit C. Nothing in this Agreement shall be deemed to obligate either Party to any sales, revenue or profits for the other Party as a result of the Party’s promotion of the other Party’s product.

2.	Compliance with Laws

(a)

Each Party represents, warrants and covenants that none of its Product(s) covered by this Agreement, at the time of introduction into interstate commerce, is adulterated or misbranded within the meaning of the Federal Food, Drug, and

Cosmetic Act, as amended (21 U.S.C. 321-394) (the “Act”), or similar law of any other jurisdiction. The representations, warranties, and covenants set forth in this Section 2(a) shall be deemed to be made and given on a continuing basis throughout the Term of this Agreement.

(b)	Each Party represents, warrants and covenants that that it will take no action, including, without limitation, disseminating any promotional labeling or advertising, or making oral statements, that will cause either Party’s Product(s) distributed under this Agreement to be adulterated or misbranded within the meaning of the Act, or similar law of any other jurisdiction.

(c)	Each Party represents and warrants that it will comply with all Applicable Laws in the performance of its respective duties and actions undertaken pursuant to this Agreement.

3.	Product Quality and Change Notification.

(a)	Each Party shall ensure that the sale and distribution of Product(s) distributed pursuant to this Agreement, including, without limitation, the dissemination of any promotional labeling or advertising, or the making of oral statements is in accordance with and conforms to the Product Description and any other requirements set forth herein.

(b)	Each Party shall ensure that the sale and distribution of Product(s) distributed pursuant to this Agreement, including, without limitation, the dissemination of any promotional labeling or advertising, or the making of oral statements, is in accordance with and conforms to all Applicable Laws and any operating procedures, quality requirements and other standards set forth herein.

(c)	Neither Party shall make any change to the other Party’s Product(s), including promotional labeling and advertising matter, without prior written consent from the other Party.

(d)	Each Party shall notify the other Party at least five (5) business days prior to implementing any change to the Product(s) distributed including, without limitation, disseminating any promotional labeling or advertising, or making oral statements pursuant to this Agreement, if such change would reasonably be expected to affect the Product’s or the dissemination of any promotional labeling or advertising or the making of any oral statements compliance with Applicable Laws. Such notification shall include an explanation that describes the probable effect on the proposed change on the Product(s), promotional labeling or advertising or future oral statements and compliance with the Applicable Laws.

4.	Recalls

(a)

If either Party, in good faith, determines that a Recall may be warranted of the Product(s), such Party shall promptly notify the other Party in writing and shall advise such other Party of the reasons underlying its determination that a Recall may be warranted. The Parties shall consult with each other as to any action to be taken regarding such Recall; provided, however, that in the case of a disagreement, each Party shall have the final decision-making authority with respect to any action to be taken regarding such Recall of its respective Product(s).

(b)	If either Party determines that a Recall of the other Party’s Product is warranted and the other Party decides not to Recall the Product, the Party that believes a Recall is warranted may terminate this Agreement immediately, upon written notice to the other Party.

5.	Product Complaints.

(a)	It is not the Parties’ intent that either Party will take complaint calls on behalf of the other Party. However, in the event that either Party does receive a complaint call about the other Party’s Product(s), the Party will attempt to immediately transfer the information to the other Party’s designated customer service center. For 454 Life Sciences, that designated customer service center is Roche Applied Science, at service.sequencing@roche.com. For Fluidigm, the designated customer service center is Fluidigm Technical Support at techsupport@fluidigm.com. The Party receiving the complaint will log the contact information for the caller and provide it to the other Party within one (1) business day of receipt of such call. Each Party shall maintain adequate and accessible documentation of all such contact information associated with complaints regarding the Product(s).

6.	Reporting Obligations.

Each Party shall be responsible for reporting adverse device events, malfunctions, incidents, and other reportable events that the Party is required to report pursuant to the Applicable Laws of any jurisdiction in which the Product(s) is marketed or sold. Each Party shall provide such assistance and information as the other Party reasonably requests to fulfill its reporting obligations for the Product(s).

7.	Governmental Inspections and Inquiries.

If either Party receives notice of an inspection, audit, or inquiry by a Governmental Authority relating to the Product(s), arising from any activities under this Agreement, or concerning either Party’s compliance with Applicable Laws in connection with its activities under this Agreement, the Party will notify the other Party as soon as possible, but in no event later than one (1) business day after receipt of such notice or notification. The Parties agree to cooperate with each other during any inspection, investigation or other inquiry, including by providing information or documentation as requested by the Governmental Authority.

8.	Regulatory Documentation.

(a)	Each Party shall accurately prepare and maintain all necessary and customary records related to the Product(s) and the activities undertaken pursuant to this Agreement, in compliance with all Applicable Laws.

(b)	Each Party shall have access to and the right to reference, copy, retain copies of, and use all such records, upon request and without charge, in each case only to the extent necessary for compliance with all Applicable Laws.

9.	Violations. Each Party shall notify the other Party no later than one (1) business day after becoming aware of any violation of any Applicable Laws or requirements set forth herein, or otherwise relating to or arising out of activities taken pursuant to this Agreement.

10.	Use of Trade Names and Marks; Promotional Materials. Fluidigm shall not, in the course of its marketing efforts, use 454 Life Sciences’s corporate name, the 454 Life Sciences Products trade name(s), the names of any other 454 Life Sciences products, or any 454 Life Sciences logo, trademark, service mark or other trade dress or marks without the prior written approval of 454 Life Sciences in each instance, such approval not to be unreasonably withheld or delayed. 454 Life Sciences shall not, in the course of its marketing efforts, use Fluidigm’s corporate name, the Access Array System trade name, the names of any other Fluidigm products, or any Fluidigm logo, trademark, service mark or other trade dress or marks without the prior written approval of Fluidigm in each instance, such approval not to be unreasonably withheld or delayed. All promotional materials, including web site content, prepared by Fluidigm that reference Roche Diagnostics or the 454 Life Sciences Products must first be reviewed and approved in writing by 454 Life Sciences, except that 454 Life Sciences may provide Fluidigm with certain template materials that may be reproduced in accordance with specific guidelines established by 454 Life Sciences without the necessity of gaining 454 Life Sciences approval for each individual use. Any such template materials will be identified as such in writing, along with any limitations relating to their use.

11.	No Expansion of Warranties. In the course of performance hereunder, neither Party shall make or expand any representation or warranty respecting the other Party’s Products, unless approved in advance by the Party offering such Product.

12.	Confidentiality. In the event that either Party discloses to the other Confidential Information, the following terms shall govern.

(a)	Confidentiality and Restricted Use. Each Receiving Party of Confidential Information hereunder acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that, for a period of five (5) years following the expiration or termination of this Agreement, such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than in furtherance of such Party’s performance of its obligations hereunder; (iii) shall not be shared with or disclosed to any Affiliate or internal operating division of the Receiving Party other than the Receiving Party’s core internal functions and the Receiving Party’s operating division(s) directly responsible for performance under this Agreement; and (iv) without limiting the foregoing, shall not be disclosed by the Receiving Party to any person or entity, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of the Disclosing Party.

(b)

Exceptions.  The restrictions set forth above do not apply to that part of the Confidential Information of a Disclosing Party that the Receiving Party demonstrates (i) was, is or becomes generally available to the public other than as a result of a breach of this Agreement by the Receiving Party; (ii) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (iii) was, is or becomes available to the Receiving Party on a non-confidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary, or other obligation restricting disclosure.

(c)	Legal Proceedings. If the Receiving Party becomes compelled in any legal proceeding or is requested by a Governmental Authority having the requisite legal or regulatory jurisdiction and authority to make any disclosure that is prohibited or otherwise constrained by this Section, the Receiving Party shall provide the applicable Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Authority; provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person, entity or governmental body to whom any Confidential Information is so disclosed. The provisions of this paragraph do not apply to any legal proceedings between the Parties to this Agreement.

(d)	Return or Destruction of Confidential Information. Upon expiration or earlier termination of this Agreement, the Receiving Party shall promptly deliver to the Disclosing Party all Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of the Disclosing Party, destroy all such Confidential Information and certify such destruction in writing to the Disclosing Party; provided, however, that the Receiving Party may retain one copy of such Confidential Information in its legal department to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

13.	Product Warranty. Any and all warranties which may be provided with respect to any particular Product are detailed in the applicable Product packaging/labeling. Both Parties expressly acknowledge and agree that neither Party makes any representation, guarantee or warranty, express or implied, as to the merchantability or fitness for a particular purpose of Products, and neither Party shall make any statements or representations that may cause an expansion of the other Party’s’ Product warranties. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES.

14.

Indemnity.  454 Life Sciences agrees to indemnify and hold Fluidigm harmless from all liabilities, arising from 454 Life Sciences’s negligence or willful misconduct or 454 Life Sciences’s failure to perform its duties or obligations as set forth in this Agreement, except to the extent caused by Fluidigm’s negligence or willful misconduct. Fluidigm agrees to indemnify and hold 454 Life Sciences harmless from all liabilities, including reasonable attorneys fees, arising from its negligence, willful misconduct, failure to perform its duties or obligations as set forth in this Agreement, or misuse of the Product(s), except to the extent caused by 454 Life Sciences’s negligence or willful misconduct. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES.

15.	Term and Termination. The term of this Agreement shall begin as of the Effective Date and continue until the occurrence of any of the following:

(a)	Either Party shall have the right to terminate this Agreement, with or without cause, at any time upon thirty (30) days prior written notice to the other Party.

(b)	This Agreement may be terminated at any time upon the mutual agreement of the Parties, in writing.

(c)	In the event of a default or material breach of this Agreement, the non-defaulting Party shall provide the other Party with written notice of such default or material breach. If such breach or default has not been cured within thirty (30) days of receipt of such written notice, the non-defaulting Party may terminate this Agreement immediately upon written notice.

(d)	This Agreement may be terminated by a Party on notice to the other Party: (i) upon the occurrence of the other Party hereto (1) applying for or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) making a general assignment for the benefit of its creditors, (3) commencing a voluntary case under the United States Bankruptcy Code or other similar law, as now or hereafter in effect (the “Bankruptcy Code”), (4) filing a petition seeking to take advantage of any law (the “Bankruptcy Laws”) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) failing to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) taking any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other Party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue un-stayed for a period of 60 days; or an order for relief against the other Party hereto shall be entered in an involuntary case under the Bankruptcy Code.

Termination of this Agreement for any reason shall not release any Party hereto from any liability (or obligation assumed and substantially undertaken but not yet accrued) which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder at law or in equity which accrued or are based upon any event occurring prior to such termination, subject to any limitations on damages expressly set forth herein.

16.

Additional Representations of Parties.  Each Party hereby represents and warrants that it is authorized to enter into this Agreement, and that execution, delivery and performance of this Agreement will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any contract, obligation or commitment to which it is a party or by which it is bound, or to its knowledge, any statute, rule or governmental regulation applicable to it. Each Party further warrants that it owns all necessary intellectual property and/or proprietary rights required for performance of this Agreement, and agrees that it shall indemnify, defend and hold harmless the other Party against any costs, expenses, damages payable to third parties (e.g., by settlement agreed by the indemnifying Party or judgment), and liabilities (including reasonable attorneys’ fees and expenses) resulting from such breach. Any claim for indemnification pursuant to this paragraph shall be subject to the indemnification provisions set forth above.

17.	Third Party Claim of Infringement

(a)	If a claim of patent infringement or misappropriation or wrongful use of a trade secret or other proprietary right is brought against a Party hereto in any country by reason of any act conducted in the furtherance of this Agreement, or if a Party becomes aware of any act potentially infringing a patent or other proprietary right owned by a third party in any country, such Party shall promptly give notice thereof to the other Party and provide it with all information in its possession regarding such claim or potential infringement.

(b)	Each Party shall indemnify, defend and hold harmless the other Party against any costs, expenses, damages payable to third parties (e.g., by settlement agreed by the indemnifying Party or judgment), and liabilities (including reasonable attorneys’ fees and expenses) resulting from a claim of patent infringement or misappropriation or wrongful use of a trade secret or other proprietary right to the extent that such costs, expenses or liabilities are caused by the indemnifying Party’s products, including such Party’s Products, or actions, in connection with this Agreement.

(c)

In any claim for indemnification (an “Indemnity Claim”), the indemnified Party agrees to give the indemnifying Party prompt written notice of any matter upon which such indemnified Party intends to base such a claim under this Agreement. Counsel shall be selected by the indemnifying Party. The indemnified Party may, at its sole option and expense, participate in such defense, and further agrees to fully cooperate in the conduct of any such defense. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified Party in any commercially significant manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate; provided that the indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the indemnified Party from the Indemnity Claim. The indemnifying Party shall obtain the written consent of the indemnified Party, such consent not to be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner. In the event that any such indemnity obligation shall be apportioned greater than 50% to any Party, that Party shall have the right to control the Indemnity Claim, subject to the participation and involvement of the other Party.

18.	Intellectual Property. Unless specifically granted otherwise, nothing contained in this Agreement shall be construed to grant one Party a license or in any way give ownership to any of the other Party’s intellectual property, or any intellectual property owned by any Affiliate or any third party.

19.	Assignment. Neither this Agreement nor any of the rights, interests nor obligations hereunder may be assigned by either Party without the prior written consent of the other Party which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. Any assignment in violation of this paragraph is void.

20.	Governing Law, Venue, Right to Jury Trial. The Parties agree that the internal laws of the State of Delaware, without regard to choice of law principles, will govern this Agreement and any disputes concerning the subject matter addressed herein, and Fluidigm consents to the exclusive jurisdiction of and venue in any state or federal court located within the State of Delaware. Each Party expressly waives its rights to trial by jury.

21.	Severability. Should any provision of this Agreement be held invalid, ineffective or unenforceable, the remaining terms will remain in full force and effect.

22.	Force Majeure. Either Party’s obligations under this Agreement shall be suspended in the event that Party is hindered or prevented from complying with its obligations because of labor disturbances, wars, acts of domestic or international terrorism, fires, storms, accidents, interferences or any other cause beyond its reasonable control.

23.	Entire Agreement. The Parties agree that the terms and conditions in this Agreement (together with any attachments or exhibits thereto), if any, along with any related license agreements between Fluidigm and 454 Life Sciences or its Affiliates, make up the entire agreement between Fluidigm and 454 Life Sciences with respect to the subject matter hereof.

24.	Amendment. This Agreement shall not be amended except by written instrument executed by both Parties.

25.	Survival. All rights hereunder shall survive the term of this Agreement.

26.	Notices. All notices shall be given in writing by the Party sending the notice and shall be effective when deposited in the U.S. Mail, certified with return receipt requested, addressed to the Party receiving the notice at its address shown on the face of this Agreement. For notices sent to 454 Life Sciences, duplicate copies should be sent to both the Law Department and the President of 454 Life Sciences. For notices sent to Fluidigm, duplicate copies should be sent to both the General Counsel and the CEO of Fluidigm.

27.	Non-waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by a duly authorized representative of the Party claimed to have waived or consented.

28.	Independent Relationship of the Parties. The Parties intend that an independent contractor relationship shall be created by this Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or concerted action.

29.	Miscellaneous. The titles and headings used in this Agreement are for convenience only and shall not be used to interpret the terms and conditions of this Agreement. If either Party delays or fails to enforce any of its rights under this Agreement or any Schedule, that Party will be able to enforce its rights at a later time. The terms of this Agreement and all Schedules is the confidential information of each Party and shall not be disclosed by the other Party to any third party, except (a) as may be required by any court or other governmental body, law or government regulation including applicable securities laws and regulations, and including to legal and financial advisors in their capacity of advising a Party in such matters; (b) to legal counsel of the Parties, accountants, and other professional advisors; (c) in confidence, to banks, investors and other financing sources and their advisors; (d) in connection with the enforcement of this Agreement or rights under this Agreement between the Parties; (e) during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (1) the restrictions are embodied in a court-entered protective order limiting disclosure to outside counsel and (2) the disclosing Party informs the other Party in writing at least ten (10) business days in advance of the disclosure and discusses the nature and contents of the disclosure, in good faith, with the other Party; or (f) in confidence, in connection with an actual or prospective merger or acquisition or similar transaction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

454 LIFE SCIENCES CORPORATION, A		FLUIDIGM CORPORATION
ROCHE COMPANY		(“Fluidigm”)
(“454 Life Sciences”)
		By:	/s/ Vikram Jog
By:	/s/ Christopher K. McLeod

		Printed:	Vikram Jog
Printed:	Christopher K. McLeod

		Title:	Chief Financial Officer
Title:	President

Exhibit A

Product Description

GS FLX System

GS FLX Instrument

The Genome Sequencer instrument is the centerpiece of the Genome Sequencer FLX System. The fluidics subsystem ensures accurate reagent dispensing. It consists of a reagents cassette holding the reagent containers, a sipper manifold, pumps, valves, and debubblers. The fluidics subsystem flows the sequencing reagents across the wells of the PicoTiterPlate device, and moves the spent reagents from the PicoTiterPlate device to the waste receptacle.

The optics subsystem consists of a CCD camera and a camera controller. The camera captures the light emitted in the wells of the PicoTiterPlate device during each step of the sequencing cycle, and sends the digital images to the computer subsystem for processing.

Dimensions: upper assembly	74.3 cm W × 69.8 cm D × 36.1 cm H (29.25 in W × 27.5 in D × 14.2 in H) including monitor 82.5 cm (32.5 in) H

Dimensions: lower assembly	75.2 cm W × 90.8 cm D × 92.7 cm H (29.62 in W × 35.75 in D× 36.5 in H)

Weight	242 kg (532 lbs)

Power supply	85 - 132 Vac 50/60Hz 173 - 264 Vac 50/60Hz

Noise level	<65 dB(A)

Electromagnetic emission	Class A Important: This is a Class A device. In residential areas, this device may cause radio interference. The user should take the necessary precautions, if appropriate.

Electromagnetic immunity	Important: In industrial areas, this device may be influenced by radio interference. The user should take the necessary precautions, if appropriate.

For life science research only. Not for use in diagnostic procedures.

GS FLX Titanium Series:

The GS FLX Titanium series reagents run on the Genome Sequencer FLX Instrument, a system based on 454’s sequencing-by-synthesis technology. The GS FLX Titanium series improves on the current system with upgraded reagents, consumables, and software.

Throughput	400-600 million high-quality, filter-passed bases per run* 1 billion bases per day

Run Time	10 hours

Read Length	Modal length = 500 bases, Average length = 400 bases

Accuracy	Q20 read length of 400 bases (99% at 400 bases and higher for prior bases)

Reads per run	>1 million high-quality reads

Data	Trace data accepted by NCBI since 2005

Computing Requirements	Cluster recommended (Roche GS FLX Titanium Cluster available)

Robustness	No complex optics or lasers; reagents have long shelf life

For life science research only. Not for use in diagnostic procedures.

GS Junior System

The GS Junior System brings the power of 454 Sequencing technology directly to your laboratory bench top. Benefit from the same proven long-read sequencing performance as the Genome Sequencer FLX System, scaled to suit the needs of individual labs. Quickly proceed from DNA to data to discovery with a simple sample preparation workflow, overnight sequencing and data processing, and a dedicated suite of data analysis software.

System Performance
Throughput	>35 million high-quality, filtered bases per run*
Run Time	10 hours sequencing 2 hours data processing
Read Length	Modal length = 500 bases Average length = 400 bases*
Accuracy	Q20 read length of 400 bases (99% accuracy at 400 bases)
Reads per Run	100,000 reads (on average)
Sample Input	gDNA, amplicons, cDNA, or BACs depending on the application
Physical Dimensions	40 cm wide x 60 cm deep x 40 cm high (the size of a laser printer) Weight = 55 lbs.
Computing	Linux-based OS on HP desktop computer included. All software is point-and-click.
*Typical results. Average read length and number of reads depend on specific sample and genomic characteristics

For life science research only. Not for use in diagnostic procedures.

Exhibit B

Product Description

Access Array System

The Access Array™ Integrated Fluidic Circuit (IFC) facilitates parallel amplification of 48 unique samples, in effect preparing 48 sequencing libraries, in just a few hours. Every reaction combines both an amplicon tagging and a barcoding (identification) step that enables all 48 amplicons to be multiplexed at the sequencing step. This powerful chemistry simplifies the up-front preparation and maximizes the utility of today’s next generation sequencers.

The Fluidigm Access Array System can be used with any PCR-based sample preparation method and with the reagents and primers of your choice. The system includes Access Array IFCs—single-use microfluidic chips—two IFC Controller AXs, and the Stand-Alone Thermal Cycler that easily deliver sample throughput and coverage that scale with laboratory needs.

Input	Reactions	Output
48 Samples per array	2,304 individual PCR reactions	Product pooled automatically

48 Primer pairs per array	30nL individual reaction volume	Each sample is harvested individually

Only 96 pipette steps per array	Fixed reaction volumes assure reproducibility	Only 48 pipette steps to harvest product

For research use only. Not for use in diagnostic procedures.

Exhibit C

Co-Promotional Activities

1.	Linking. Fluidigm and 454 Life Sciences will each appoint an employee within their respective organizations with the authority to manage the obligations of each Party under this Exhibit C (hereafter the “Agreement Administrator”), subject to (2). The Agreement Administrators will coordinate efforts to establish and maintain at least one link to and from a designated page on the 454 Life Sciences website to and from a designated page on the Fluidigm website regarding 454 Life Sciences Products and the Access Array System. With the mutual consent of the Agreement Administrators the Parties will establish additional links from other areas within the Fluidigm website to and from the 454 Life Sciences website, or perform any other act that the Agreement Administrators determine are consistent with, or necessary to achieve, the purpose of this Agreement.

2.	The Parties may during the course of this Agreement also agree on further co-marketing activities such as:

•	Banner advertising on their respective websites

•	Joint promotional material (flyers, brochures etc.)

•	Joint publications and trade show activities

•	Dedicated mini-website to the combination of products

•	Other appropriate co-marketing activities

For purposes of clarification, the Agreement Administrators will facilitate discussions related to paragraph 1 or this paragraph 2 but will not have the independent authority to bind the Parties with respect to paragraph1 or 2 activities.

3.	Costs. Each Party shall bear its own costs for complying with its obligations under this Agreement.

4.	No Commissions/Other Payments. Neither Party shall be obligated to pay the other Party any amounts for the sale of Product that result from this Agreement. No commission or other forms of remuneration will be provided by either Party to the other Party pursuant to this Agreement.